INCENTIVE STOCK OPTION AGREEMENT

                  AGREEMENT   dated                        between  ALPINE  LACE
BRANDS,   INC.  (the "Company") and (the "Employee").

                  It is agreed as follows:

                  1. Grant of Option. The Company grants to the Employee the option to purchase ___ shares of its Common Stock, par value $___ per share, at a price of $____ per share, which is not less than the fair market value on the date of this agreement.

                  2.     Dates When Exercisable.  The options vest one third per
year   for  __  years   beginning   with   ___  on  the   anniversary   date  of
_________________, _____________________ and _____________________.

                  3. Method of Exercise. The option may be exercised as to any part of the shares which may then be purchased by giving to the Secretary of the Company at 111 Dunnell Road, Maplewood, New Jersey 07040, a written notice, signed by the Employee, specifying the number of shares which the Employee wishes to purchase, accompanied by cash or a certified or bank's cashier's check payable to the order of the Company for the option price for the number of shares specified. The Company shall promptly deliver to the Employee a stock certificate for the shares so purchased.

                  4.     Termination.   The  option  shall  terminate  upon  the
occurrence of the earliest of the following events:

                         a. Six months after the involuntary termination of the Employee's employment other than for cause or by reason of the Employee's death or permanent disability (unless the Employee dies within such six-month period, in which event subparagraph (d) below controls);

                         b. Six months after the Employee's normal retirement or early retirement with the consent of the Company pursuant to any retirement plan;

                         c. Voluntary termination of the Employee's employment or termination of the Employee's employment or cause;

                         d. One year after the Employee's death if the Employee dies while employed by the Company or during the six month period immediately following
                              (i) the involuntary termination of the Employee's employment other than for cause or (ii) the Employee's retirement pursuant to subparagraph (b) above;

                         e. One year after the termination of the Employee's employment by reason of his or her permanent disability (within the meaning of section 105(d)(4) of the Internal Revenue Code of 1986) if the Employee becomes permanently disabled while employed by the Company; or

                         f. Expiration of ten years from the date of this agreement.

                  5. Transferability of Option. The option shall not be transferable by the Employee in whole or in part other than by will or the laws of descent and distribution and shall be exercisable during the Employee's lifetime only by the Employee.

                  6. Adjustment of Number of Shares and Option Price. If the outstanding shares of the Company's Common Stock are subdivided, consolidated, increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, capital adjustment or otherwise, or if the Company shall issue Common Stock as a dividend or upon a stock split, then the number and kind of shares subject to the option and the exercise price under the option shall be appropriately adjusted. However, no such adjustment shall change the total exercise price applicable to the unexercised portion of the option.

                  7. Rights as Stockholder or Employee. The Employee shall have no rights as a stockholder in the shares subject to the option until exercise of the option, payment of the option price, and delivery to him or her of certificates for the shares. This agreement shall not confer upon the Employee any right to continue as an employee of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any such subsidiary to terminate the Employee's employment at any time.

                  8. Investment Representation. Unless the shares to be acquired upon the exercise of the option may at any time of acquisition be lawfully sold to the optionee in accordance with a then currently effective registration statement or post-effective amendment under the Securities Act of 1933, the Employee shall provide the Company, as a condition to the delivery of any stock certificates, with appropriate evidence, satisfactory in form and substance to the Company, that he or she is acquiring the shares for investment and not with a view to the distribution of the shares or any interest in the shares and a representation to the effect that the Employee shall make no sale or other disposition of the shares unless (a) the Company shall have received an opinion of counsel satisfactory to it in form and substance that the sale or



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

other disposition may be made without registration under the then applicable provisions of the Securities Act of 1933 and the related rules and regulations of the Securities and Exchange Commission, or (b) the shares shall be included in a currently effective registration statement or post-effective amendment under the Securities Act of 1933. The certificates representing the shares may bear an appropriate legend giving notice of the foregoing restriction on transfer of the shares.

                  9. Subject to Plan. The option has been granted to the Employee under the Company's Employee Stock Option Plan (the "Plan"), the provisions of which are incorporated in this agreement by reference. If there is any conflict between the provisions of this agreement and the provisions of the Plan, the provisions of the Plan shall govern.

                 10. Binding Effect. This agreement shall be binding upon the heirs, executors, administrators and successors of the parties. The validity or enforceability of the option shall not be affected by whether or not the option qualifies as an incentive stock option under Section 422A of the Internal Revenue Code of 1986.


                                        ALPINE LACE BRANDS, INC.



                                        BY:------------------------------------



                                        ---------------------------------------
                                                  Employee











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